Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HILB ROGAL & HOBBS COMPANY

ARTICLE I

The name of the Corporation is Hilb Rogal & Hobbs Company.

ARTICLE II

The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in the Articles of Incorporation.

ARTICLE III

The Corporation shall have authority to issue one hundred million (100,000,000) shares of Common Stock, without par value.

Subject to the provisions of law, the holders of shares of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares of Common Stock at the time outstanding.

The holders of Common Stock shall be entitled to one vote per share on all matters as to which a shareholder vote is taken.

ARTICLE IV

No holder of capital stock of the Corporation of any class, now or hereafter authorized, shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

ARTICLE V

The number of directors shall be fixed by the Bylaws or, in the absence of a Bylaw fixing the number, the number shall be three. The number of directors shall be divided into three classes, each class to be as nearly equal in number as practicable. The term of office of directors of the first class shall expire at the first annual meeting of the shareholders after their election, the term of office of directors of the second class shall expire at the second annual meeting of shareholders after their election, and the term of office of directors of the third class shall expire at the third annual meeting of shareholders after their election. At each annual meeting of shareholders after the classification, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. If the office of any director shall become vacant, the directors, at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of shareholders. In such event, the successor elected by the shareholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected. Vacancies resulting from an increase in the number of directors shall be filled in the same manner and the class of directors to which each person has been elected shall be designated.

ARTICLE VI

1.	For purposes of this Article, the following definitions shall apply:

“expenses” include, without limitation, counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

“party” means an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding; and

“proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal.

2.           To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any person who is, was or is threatened to be made a party to any proceeding, including without limitation a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, against all liabilities and reasonable expenses incurred by such person in connection with the proceeding, except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The Corporation may contract in advance to indemnify, and make advances and reimbursements for expenses to, any person entitled to indemnity under this Section 2 of Article VI.

3.             Any determinations or authorizations required to be made by the Corporation with respect to any claim by a person for indemnification or the advancement or reimbursement of expenses under this Article VI shall be made in the manner provided by law; provided, however, that in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any such determination as to indemnification and expenses shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

4.           The Corporation shall advance or reimburse the reasonable expenses incurred by a director, officer or other person specified in Section 2 of this Article VI in advance of final disposition of a proceeding to which such person is a party if such person furnishes the Corporation (i) a written statement of his good faith belief that he is entitled to indemnification under this Article and (ii) a written undertaking from him to repay any funds advanced if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation and shall be accepted without reference to his ability to make repayment. The Corporation is empowered to pay or reimburse expenses incurred by a director, officer or other person specified in Section 2 of this Article VI in connection with his appearance as a witness in a proceeding at a time when he is not a party.

5.             The Corporation is empowered to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article VI who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the Corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, against liabilities and reasonable expenses incurred by such person in connection with the proceeding to the same or a lesser extent as if such person had been specified as one to whom indemnification is granted in Section 2.

6.             The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the Corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VI.

7.             The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, arising from any action taken or failure to act, whether occurring before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any other pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

8.            Every reference in this Article VI to directors, officers, employees, agents and other persons who are or may be entitled to indemnification, advances or reimbursements shall include all persons who formerly occupied any of the positions referred to herein. The rights of each person entitled to indemnification, advances and reimbursements pursuant to this Article shall inure to the benefit of such person’s heirs, executors and administrators. Indemnification pursuant to this Article shall not be exclusive of any other right to indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others.

9.            Each provision of this Article VI shall be severable, and if any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect the validity of any other provisions or applications of this Article.

ARTICLE VII

To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for any monetary damages.

ARTICLE VIII

Except as otherwise required by the Virginia Stock Corporation Act, by the Articles of Incorporation, or by the Board of Directors acting pursuant to subsection D of Section 13.1-707 of the Virginia Stock Corporation Act or any successor provision, the vote required to approve an amendment or restatement of these Articles of Incorporation, other than an amendment or restatement that amends or affects the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, sale of all or substantially all of the Corporation’s property or the dissolution of the Corporation, shall be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment or restatement.